                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT / /       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

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Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            WANG LABORATORIES, INC.
                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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                            WANG LABORATORIES, INC.
                           600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                         ON TUESDAY, NOVEMBER 21, 1995

     The Annual Meeting of Stockholders of Wang Laboratories, Inc. (the "Company") will be held at The Sheraton Boston Hotel & Towers, 39 Dalton Street, Boston, Massachusetts on Tuesday, November 21, 1995 at 10:00 a.m., local time, to consider and act upon the following matters:

     1. To elect three Class II Directors, each to serve for a three-year term.

     2. To approve an amendment to the Employees' Stock Incentive Plan of the Company to increase the number of authorized shares available under the plan.

     3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on October 10, 1995 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          ALBERT A. NOTINI, Secretary

Billerica, Massachusetts
October 30, 1995

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                            WANG LABORATORIES, INC.
                           600 TECHNOLOGY PARK DRIVE
                         BILLERICA, MASSACHUSETTS 01821

                                PROXY STATEMENT

          FOR THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 21, 1995

                                  INTRODUCTION

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Wang Laboratories, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on November 21, 1995, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report for the fiscal year ended June 30, 1995 ("Fiscal 1995") was mailed to stockholders, along with these proxy materials, on or about October 30, 1995.

QUORUM REQUIREMENT

     At the close of business on October 10, 1995, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 31,154,365 shares of Common Stock of the Company, 2,914,325 shares of 11% Exchangeable Preferred Stock of the Company ("11% Preferred Stock") and 90,000 shares of
4 1/2% Series A Cumulative Convertible Preferred Stock ("4 1/2% Preferred Stock"), constituting all of the outstanding voting stock of the Company. This total excludes approximately 2,873,870 shares of Common Stock held for distribution to creditors by the distribution agent under the Company's reorganization plan dated September 20, 1993 (the "Reorganization Plan") under Chapter 11 of the U.S. Bankruptcy Code, as the Reorganization Plan provides that these shares may not be voted by any party and shall not be considered outstanding for voting purposes until distributed pursuant to the Reorganization Plan. Holders of Common Stock and the 4 1/2% Preferred Stock are entitled to one vote per share and holders of 11% Preferred Stock are entitled to one half of one vote per share.

     The holders of a majority of the votes represented by the shares of Common Stock, 11% Preferred Stock and 4 1/2% Preferred Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock, 11% Preferred Stock and 4 1/2% Preferred Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

VOTES REQUIRED

     The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of the Common Stock, 11% Preferred Stock and 4 1/2% Preferred Stock is required for the election of Directors. The affirmative vote of the holders of shares representing a majority of votes represented by shares of the Common Stock, 11% Preferred Stock and 4 1/2% Preferred Stock present and entitled to vote at the meeting on the matter is required for the approval of the amendment to the Company's Employees' Stock Incentive Plan and the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

     Shares which abstain from voting as to a particular matter will be considered as shares that are present and entitled to vote with respect to such matter. Accordingly, abstentions with respect to a matter that requires a majority of the votes represented by the shares present and entitled to vote on the matter will have the same effect as a vote against such matter. Shares held in "street name" by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote as to a particular matter will not be considered as present and entitled to vote with respect to such matter. Accordingly, "broker non-votes" will have no effect on the voting on a matter that requires a majority of the votes represented by the shares present and entitled to vote on the matter.

BENEFICIAL OWNERSHIP OF VOTING STOCK

     The following table sets forth the beneficial ownership of the Company's Common Stock and 11% Preferred Stock as of August 31, 1995 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of either such class of the stock, (ii) by each Director and nominee for Director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below (the "Named Executives"), and (iv) by all current Directors and executive officers as a group. All 90,000 outstanding shares of the 4 1/2% Preferred Stock are held by Microsoft Corporation.

                                                      COMMON STOCK                   11% PREFERRED STOCK
                                             ------------------------------     ------------------------------
                                              NUMBER OF       PERCENTAGE OF      NUMBER OF       PERCENTAGE OF
                                                SHARES         OUTSTANDING         SHARES         OUTSTANDING
                                             BENEFICIALLY        COMMON         BENEFICIALLY     11% PREFERRED
BENEFICIAL OWNER                               OWNED(1)         STOCK(2)          OWNED(1)         STOCK(3)
----------------                             ------------     -------------     ------------     -------------
5% STOCKHOLDERS
FMR Corp.(4)...............................     4,426,128          13.0%                --              --
  Fidelity Investments
  82 Devonshire Street
  Boston, MA 02109
Steinhardt Partners........................            --            --            753,044            26.6%
  605 Third Avenue
  New York, NY 10158
Institutional Partners.....................       351,750           1.0            665,118            23.4
  605 Third Ave.
  New York, NY 10158
Launch & Co................................            --            --            460,069            16.2
  State Street Bank & Trust Co.
  Boston, MA 02206
Goldman Sachs & Co.........................       125,000             *            416,670            14.7
  1 New York Plaza
  New York, NY 10004
Leon G. Cooperman(5).......................     2,899,516           8.5             56,075             2.0
  Omega Advisors, Inc.
  88 Pine Street
  Wall Street Plaza
  New York, NY 10005
George Karfunkel...........................            --            --            283,632            10.0
  American Stock Transfer & Trust Company
  40 Wall Street
  New York, NY 10005

                                                      COMMON STOCK                   11% PREFERRED STOCK
                                             ------------------------------     ------------------------------
                                              NUMBER OF       PERCENTAGE OF      NUMBER OF       PERCENTAGE OF
                                                SHARES         OUTSTANDING         SHARES         OUTSTANDING
                                             BENEFICIALLY        COMMON         BENEFICIALLY     11% PREFERRED
BENEFICIAL OWNER                               OWNED(1)         STOCK(2)          OWNED(1)         STOCK(3)
----------------                             ------------     -------------     ------------     -------------
DIRECTORS/NOMINEES
David A. Boucher(6)........................         3,400             *                 --
Marcia J. Hooper...........................            --            --                 --
Stephen G. Jerritts(7).....................        20,400             *                 --
Joseph J. Kroger...........................         1,500             *                 --
Raymond C. Kurzweil........................            --            --                 --
Axel J. Leblois(8).........................     1,650,000           4.8                 --
Paul E. Tsongas(9).........................         3,404             *                 --
Joseph M. Tucci(10)........................       238,862             *                 --
Frederick A. Wang(11)......................        45,766             *                 --
Karl G. Wassmann, III (12).................         1,400             *                 --
OTHER NAMED EXECUTIVE OFFICERS                                                          --
Donald P. Casey (13).......................       220,021             *                 --
Franklyn A. Caine (14).....................       161,483             *                 --
William P. Ferry (15)......................        62,015             *                 --
Jeremiah J.J. van Vuuren(16)...............        46,900             *                 --
All Directors, nominees for Director and
  executive officers as a group
  (21 persons)(17).........................     2,632,882           7.5                 --

---------------
  *  Less than 1%

 (1) Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. In accordance with Securities and Exchange Commission rules, each person listed is deemed to beneficially own any shares issuable upon the exercise of stock options or warrants held by him or her that are currently exercisable or exercisable within 60 days after August 31, 1995; and any reference in these footnotes to options refers only to such options or warrants.

 (2) Number of shares deemed outstanding includes 34,028,235 shares outstanding as of August 31, 1995, plus any shares subject to outstanding stock options or warrants held by the person or entity in question.

 (3) Number of shares outstanding as of August 31, 1995 was 2,836,326.

 (4) Includes 4,341,666 shares beneficially owned by Fidelity Management and Research Company as result of its serving as investment advisor to various investment companies; and 84,462 shares beneficially owned by Fidelity Management Trust Company as a result of its serving as trustee or managing agent for various private investment accounts. Based upon information set forth on a Schedule 13G filed with the Securities and Exchange Commission on June 9, 1995.

 (5) Shares of Common Stock include 1,083,528 shares held by Omega Capital Partners, L.P.; 840,754 shares held by Omega Institutional Partners, L.P.; 399,026 shares held by Overseas Partners Ltd.; 51,779 shares held by Overseas Partners II, Ltd.; and 524,429 shares held by the Managed Account. Shares of 11% Preferred Stock owned include 56,075 shares held by Omega Institutional Partners, Ltd. Mr. Cooperman is managing partner of Omega Capital Partners, L.P. and Omega Institutional Partners, L.P. and President of Omega Advisors, Inc. Based upon information set forth on a Schedule 13D filed with the Securities and Exchange Commission on August 10, 1995.

 (6) Consists of 3,400 shares subject to outstanding stock options.

 (7) Consists of 20,400 shares subject to outstanding stock options.

 (8) Consists of 1,650,000 shares held by Bull HN Information Systems Inc. of which Mr. Leblois is President and Chief Executive Officer and as to which shares Mr. Leblois disclaims beneficial ownership.

 (9) Consists of 3,400 shares subject to outstanding stock options and 4 shares subject to outstanding stock warrants.

(10) Includes 198,600 shares subject to outstanding stock options and 2,500 shares subject to outstanding stock warrants.

(11) Consists of 3,400 shares subject to outstanding stock options and 42,366 shares subject to outstanding stock warrants.

(12) Consists of 1,400 shares subject to outstanding stock options.

(13) Includes 176,500 shares subject to outstanding stock options and 6,833 shares subject to outstanding stock warrants.

(14) Consists of 161,400 shares subject to outstanding stock options and 83 shares subject to outstanding stock warrants.

(15) Includes 57,200 shares subject to outstanding stock options and 1,250 shares subject to outstanding stock warrants.

(16) Includes 46,850 shares subject to outstanding stock options.

(17) Includes 849,400 shares subject to outstanding stock options and 53,667 shares subject to outstanding stock warrants.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I Directors, whose terms expire at the Annual Meeting of Stockholders for Fiscal 1997, two Class II Directors, whose terms expire at this Annual Meeting of Stockholders, and two Class III Directors, whose terms expire at the Annual Meeting of Stockholders for Fiscal 1996 (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect Marcia J. Hooper, Joseph J. Kroger and Paul E. Tsongas as Class II Directors, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Messrs. Kroger and Tsongas are currently Class III Directors of the Company. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

DIRECTORS OF THE COMPANY

     Set forth below are the names and certain information with respect to each Director of the Company, including the three nominees for Class II Directors.

  Nominees for Class II Directors (nominated for term expiring at the Annual Meeting for Fiscal 1998):

MARCIA J. HOOPER  New Nominee; age 41

     Ms. Hooper has served since 1994 as General Partner of Viking Capital Limited Partnership, a venture capital firm. From January through July 1994 she served as a President of Claybrook Capital. From 1985 to 1993 Ms. Hooper served as a General Partner of three venture capital funds of Ampersand Ventures. She is a director of PolyMedica Industries.

JOSEPH J. KROGER  Director since 1995; age 61

     Mr. Kroger is a private business consultant. From 1990 until 1993, he served as President and Chief Executive Officer of Decision Data Corporation, a computer service company. Mr. Kroger was elected by the Board of Directors in June 1995 to replace John P. White who resigned from the Board in order to become Deputy Secretary of the US Department of Defense.

PAUL E. TSONGAS  Director since 1985; age 54

     Mr. Tsongas is a partner in the Boston law firm of Foley, Hoag & Eliot. He was of counsel with that firm from 1989 through 1991, and previously had been a partner until 1989. He is a director of The Shawmut Bank, N.A., Thermo Fibertek Corporation, Boston Edison Company and Thermo Power, Inc.

     Stephen G. Jerritts and Karl G. Wassermann, III, currently serving as Class II Directors, are not standing for reelection at this Annual Meeting.

  Class I Directors (holding office for term expiring at the Annual Meeting for Fiscal 1997):

JOSEPH M. TUCCI  Director since October 1993; age 48

     Mr. Tucci joined the Company in August 1990 as Executive Vice President, Operations, was elected President and Chief Executive Officer in January 1993, and Chairman of the Board and Chief Executive Officer in October 1993. Previously, he had served as an executive with Unisys Corporation, a computer company, from 1983 to August 1990, most recently as President, U.S. Information Systems.

RAYMOND C. KURZWEIL  Director since October 1993; age 47

     Mr. Kurzweil is founder, Chief Technology Officer and Director of Kurzweil Applied Intelligence, Inc., a speech recognition technology company. He was the principal developer of the first omni-font optical character recognition technology in 1976, the first print-to-speech reading machine for the blind in 1976, and the first commercially-marketed large vocabulary speech recognition technology in 1987.

FREDERICK A. WANG  Director since 1981; age 45

     Mr. Wang is a private business consultant. Mr. Wang served as President of the Company from 1986 to 1989, and Chief Operating Officer from 1987 to 1989. He was employed by the Company from 1972 to 1989, and had also served as Treasurer, Chief Development Officer and Executive Vice President-Manufacturing.

  Class III Directors (holding office for term expiring at the Annual Meeting for Fiscal 1996):

DAVID A. BOUCHER  Director since October 1993; age 45

     Mr. Boucher is Managing Director and General Partner of Applied Technology, a venture capital firm specializing in early-stage information industry companies. From September 1992 to June 1994, he was President and Chief Executive Officer of Ticker Research, Inc., a development stage medical technology company engaged in research in nuclear magnetic resonance imaging. From 1981 to 1992, Mr. Boucher was

President and Chief Executive Officer of Interleaf, Inc., a software company. He is currently Chairman of the Board of Directors of Interleaf, Inc., and a director of Reflection Technology, Inc., BTRIEVE Technology, Inc. and Human Code, Inc.

AXEL J. LEBLOIS  Director since January 1995; age 47

     Mr. Leblois since 1991 has been President and Chief Executive Officer of Bull HN Information Systems, Inc., a worldwide information technology company providing integrated computer services and solutions. From 1983 until 1991, Mr. Leblois held various positions with International Data Group, a worldwide supplier of information technology, including Vice Chairman of the Executive Committee, and Chairman and Chief Executive Officer of its affiliate, International Data Corporation. Mr. Leblois serves as a director of the European American Chamber of Commerce in Washington, D.C. He was elected by the Board of Directors pursuant to an agreement between Wang and Bull HN Information Systems Inc. to replace Peter Brooke who resigned from the Board in January 1995.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Finance and Audit Committee of the Board of Directors, which reviews the finances and cash position, financing arrangements and financing strategies of the Company, recommends the engagement of the Company's independent auditors, reviews the arrangements for the scope of the annual audit, reviews the activities and recommendations of the Company's internal audit group, reviews comments made by the independent auditors with respect to internal controls and the consideration given or the corrective action taken by management, and reviews internal accounting procedures and controls with the Company's finance and accounting staff. The members of the Finance and Audit Committee are David A. Boucher (Chairman), Joseph J. Kroger, and Frederick A. Wang and, with respect to financial but not audit matters, Joseph M. Tucci. Mr. Kroger replaced John P. White on the Committee and Mr. Boucher became Chairman of the Committee, replacing Peter Brooke. The Finance and Audit Committee met seven times during Fiscal 1995.

     The Company has a standing Organization, Compensation and Nominating Committee of the Board of Directors, which reviews proposals by management and makes recommendations to the Board concerning compensation, bonuses, benefits, stock options and grants under plans for Directors, corporate officers and certain other officers. This Committee also oversees administration of the Company's incentive plans as they affect officers, Directors and certain key employees, and advises the Board on management resources and organization, executive selection and development and succession planning. This Committee also recommends to the Board of Directors nominees to be acted upon at stockholder meetings, and reviews the qualifications of, and makes recommendations to the Board concerning, candidates to fill Board vacancies that may occur during the year. The Committee is also responsible for overseeing Company policies on issues of public significance, including environmental matters and health and safety matters. The members of the Organization, Compensation and Nominating Committee are Paul E. Tsongas (Chairman), Frederick A. Wang and Raymond C. Kurzweil, who replaced Stephen G. Jerritts in May 1995 when Mr. Jerritts was hired by the Company as Senior Vice President. The Organization, Compensation and Nominating Committee met nine times during Fiscal 1995.

     The Company has a standing Strategy and Technology Committee of the Board of Directors, which addresses the Company's patent and intellectual property strategy, as well as technology acquisitions and long-term plans. The members of the Strategy and Technology Committee are Raymond C. Kurzweil (Chairman), David
A. Boucher, Joseph J. Kroger, Axel J. Leblois and Joseph M. Tucci. Stephen G. Jerritts and Karl G. Wassmann, III, who are not standing for reelection as Directors, are currently on the Strategy and Technology Committee. The Strategy and Technology Committee met twice during Fiscal 1995.

     The Board of Directors met twelve times during Fiscal 1995. Each incumbent Director attended at least 75% of the meetings of the Board and the committees on which he then served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In May 1995, Stephen G. Jerritts, a Director of the Company, was hired as Senior Vice President of the Company and President of the Company's Latin America business unit. Mr. Jerritts resigned from the Organization, Compensation and Nominating Committee at that time. The Company entered into an employment agreement with Mr. Jerritts under which the Company agreed to pay Mr. Jerritts an annual salary of $240,000. Mr. Jerritts is also eligible to participate in a yearly bonus plan targeted at 50% of his base salary depending on his performance against goals specified in the plan. Pursuant to the employment agreement, Mr. Jerritts was granted an option to purchase 50,000 shares of Common Stock under the Company's Employees' Stock Incentive Plan. The agreement provides that Mr. Jerritts will receive severance compensation equal to his base salary plus bonus, over a 12-month period if his employment is involuntarily terminated other than for cause, death or disability, or if he resigns following a requirement by the Company to move his residence without his consent. Any severance payments would be offset by the compensation he received from a new employer during such 12-month period. The Company also entered into a contingent severance compensation agreement with Mr. Jerritts that would become operative following a "change in control" of the Company. See "Employment Contracts and Change in Control Arrangements" below.

COMPENSATION OF DIRECTORS

     Directors who are employed by the Company are paid no Director fees. Directors who are not employed by the Company receive an annual fee of $20,000 plus a fee of $1,000 for each meeting attended. The members of each Committee receive an annual fee of $1,500, plus a fee of $1,000 for each Committee meeting attended.

     Under the Company's 1995 Director Stock Option Plan, each Director of the Company, other than Messrs. Tucci, Kroger and Leblois, received an option to purchase 6,500 shares of Common Stock upon the plan's adoption by the stockholders in January 1995. These options have an exercise price of $10.154 per share and become exercisable as to 34%, 33% and 33% of the shares covered thereby on January 25, 1996, January 25, 1997 and January 25, 1998 provided the optionee continues to serve as a director of the Company. Mr. Leblois received an option to purchase 6,500 shares, upon his election to the Board on January 31, 1995. This option has an exercise price of $10.225 per share and becomes exercisable as to 34%, 33% and 33% of the shares covered thereby on January 31, 1996, January 31, 1997 and January 31, 1998 provided that Mr. Leblois continues to serve as a director of the Company. Mr. Kroger received an option to purchase 6,500 shares, upon his election to the Board on June 28, 1995. This option has an exercise price of $15.01 per share and becomes exercisable as to 34%, 33% and 33% of the shares covered thereby on June 28, 1996, June 28, 1997 and June 28, 1998 provided that Mr. Kroger continues to serve as a director of the Company.

     Raymond C. Kurzweil had been retained as a technical advisor by the Official Committee of Unsecured Creditors in the Company's Chapter 11 proceeding and, in that capacity, had reviewed the technology and intellectual property of the Company. Through this review the Company's patent portfolio was identified as one of the Company's important assets. After joining the Company's Board of Directors in October 1993, Mr. Kurzweil agreed to continue his work with the Company's patent portfolio and entered into a technical consulting agreement with the Company effective October 1993. This agreement provides for compensation at the rate of $375.00 per hour, not to exceed an average of $20,000 per month, plus the reimbursement of expenses. The agreement was approved by the Board of Directors and is subject to the Board's periodic review. The agreement is terminable upon 30 days notice by either party.

     Upon his departure from the Board of Directors, John P. White received an honorarium from the Company for his past service to the Company in the amount of approximately $44,000.

     In July 1994, the Board of Directors adopted a policy prohibiting non-employee Directors from receiving compensation from the Company other than in their capacity as Directors, absent extraordinary circumstances. The Board has determined that extraordinary circumstances warrant the continuation of the arrangement with Mr. Kurzweil upon the terms described above.

EXECUTIVE COMPENSATION

Summary Compensation

     The following Summary Compensation Table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during Fiscal 1995 (the "Named Executives").

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          -------------
                                                       ANNUAL               NUMBER OF
                                                   COMPENSATION(1)           SHARES
                                       FISCAL   ---------------------      UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR     SALARY       BONUS       STOCK OPTIONS   COMPENSATION
     ---------------------------       ------   --------     --------     -------------   ------------
Joseph M. Tucci......................   1995    $510,000     $360,000(2)     190,000        $ 83,421(3)
  Chairman of the Board and             1994     350,000      298,000        200,000         511,174
  Chief Executive Officer               1993     350,000      133,000                         18,936
Donald P. Casey......................   1995     350,000      160,000(4)     125,000          94,838(5)
  President and Chief Development       1994     350,000      277,000        200,000         485,940
  Officer                               1993     350,000      133,000                         13,226
Franklyn A. Caine....................   1995     285,625(6)   185,000(7)     300,000          14,177(8)
  Executive Vice President and Chief
  Financial Officer
William P. Ferry.....................   1995     275,625      162,000(9)      50,000          32,962(10)
  Senior Vice President, and            1994     250,000      176,600         60,000          49,685
  President, Customer Service           1993     250,000       53,402                          5,689
  Business
Jeremiah J.J. van Vuuren(11).........   1995     273,105      172,000(12)     65,000          30,429(13)
  Senior Vice President, and            1994     214,063(14)  128,438         75,000          19,086
  President, Wang International

---------------
 (1) Other compensation in the form of perquisites and other personal benefits has been omitted, in accordance with the rules of the Securities and Exchange Commission, as the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each executive officer in each fiscal year covered.

 (2) Fiscal 1995 bonus consists of $360,000 paid under the Company's executive bonus program. Fiscal 1994 bonus consists of $231,000 paid under the Company's executive bonus program and $67,000 paid in accordance with the requirements of Mr. Tucci's employment agreement. Fiscal 1993 bonus consists of a payment made in accordance with the requirements of Mr. Tucci's employment agreement.

 (3) All other compensation for Fiscal 1995 consists of (i) $21,373 in contributions by the Company under its Retirement Savings Plan, (ii) $5,226 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Tucci, (iii) $17,122 consisting of imputed income as a result of the 3% promissory note from Mr. Tucci to the Company, and (iv) $39,700, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the shares of Common Stock and warrants issued to Mr. Tucci in December 1994. All other compensation for Fiscal 1994 consists of (i) $15,479 in contributions by the Company under its Retirement Savings Plan, (ii) $3,048 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Tucci, (iii) $400,000, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the 54,422 shares of Common Stock issued to Mr. Tucci in December 1993 in accordance with the requirements of his employment agreement, and (iv) $90,647 in Common Stock and a $2,000 cash payment received as a creditor of the Company (as a result of the Company's rejection in its Chapter 11 proceeding of his pre-Chapter 11 employment agreement) under the terms of the Reorganization Plan. All other compensation for Fiscal 1993 consists of $16,374 in contributions by the Company under its Retirement Savings Plan and $2,562 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Tucci.

 (4) Fiscal 1995 bonus consists of $160,000 paid under the Company's executive bonus program. Fiscal 1994 bonus consists of $210,000 paid under the Company's executive bonus program and $67,000 paid in accordance with the requirements of Mr. Casey's employment agreement. Fiscal 1993 bonus consists of a payment made in accordance with the requirements of Mr. Casey's employment agreement.

 (5) All other compensation for Fiscal 1995 consists of (i) $19,355 in contributions by the Company under its Retirement Savings Plan, (ii) $5,722 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Casey, (iii) $16,674 consisting of imputed income as a result of the 3% promissory note from Mr. Casey to the Company and (iv) $53,087, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the shares of Common Stock and warrants issued to Mr. Casey in December 1994. All other compensation for Fiscal 1994 consists of (i) $10,012 in contributions by the Company under its Retirement Savings Plan, (ii) $3,594 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Casey, (iii) $400,000, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the 54,422 shares of Common Stock issued to Mr. Casey in December 1993 in accordance with the requirements of his employment agreement, and (iv) $70,334 in Common Stock and a $2,000 cash payment received as a creditor of the Company (as a result of the Company's rejection in its Chapter 11 proceeding of his pre-Chapter 11 employment agreement) under the terms of the Reorganization Plan. All other compensation for Fiscal 1993 consists of $9,965 in contributions by the Company under its Retirement Savings Plan and $3,261 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Casey.

 (6) Mr. Caine joined the Company on August 15, 1994 and, therefore, did not receive compensation for all of Fiscal 1995.

 (7) Fiscal 1995 bonus consists of $102,500 paid under the Company's executive bonus program and $82,500 paid in accordance with the requirements of Mr. Caine s employment agreement.

 (8) All other compensation for Fiscal 1995 consists of (i) $11,283 in contributions by the Company under its Retirement Savings Plan and (ii) $2,894 in premiums paid by the Company to Mr. Caine in lieu of payments on a group term life insurance policy for the benefit of Mr. Caine.

 (9) Fiscal 1995 bonus consists of $162,000 paid under the Company's executive bonus program. Fiscal 1994 bonus consists of $110,000 paid under the Company's executive bonus program and $66,600 paid under the Company's Employee Retention Program. Fiscal 1993 bonus includes $33,400 paid under the Employee Retention Program and $20,002 paid under Mr. Ferry's then existing employment agreement.

(10) All other compensation for Fiscal 1995 consists of (i) $14,593 in contributions by the Company under its Retirement Savings Plan, (ii) $2,099 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Ferry and (iii) $16,270, which represents the fair market value, as of the date of confirmation of the Reorganization Plan (the date on which he became contractually entitled to receive the shares), of the shares of Common Stock and warrants issued to Mr. Ferry in December 1994. All other compensation for Fiscal 1994 consists of (i) $7,614 in contributions by the

     Company under its Retirement Savings Plan, (ii) $1,022 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. Ferry and (iii) $41,049 in Common Stock received as a creditor of the Company (as a result of the Company's rejection in its Chapter 11 proceeding of his pre-Chapter 11 employment agreement) under the terms of the Reorganization Plan. All other compensation for Fiscal 1993 consists of $5,689 in contributions by the Company under its Retirement Savings Plan.

(11) All compensation paid to Mr. van Vuuren is reported in USDollars although it is paid in UKL. The currency conversion rate used was $1.6065 per UKL and $1.51103 per UKL for Fiscal 1995 and 1994, respectively.

(12) Fiscal 1995 bonus consists of $172,000 paid under the Company's executive bonus program. Fiscal 1994 bonus consists of $128,438 paid under the Company's executive bonus program.

(13) All other compensation for Fiscal 1995 consists of (i) $18,343 in contributions by the Company under its Retirement Savings Plan and (ii) $12,086 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. van Vuuren. All other compensation for Fiscal 1994 consists of (i) $10,703 in contributions by the Company under its Retirement Savings Plan, and (ii) $8,383 in premiums paid by the Company on a group term life insurance policy for the benefit of Mr. van Vuuren.

(14) Mr. van Vuuren joined the Company on September 1, 1993 and, therefore, did not receive compensation for all of Fiscal 1994.

  Option Grants

     The following table sets forth certain information concerning grants of stock options during Fiscal 1995 to each of the Named Executives.

                                                                                           POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS(1)                                   VALUE
                      -----------------------------------------------------------------   AT ASSUMED ANNUAL RATES
                                            PERCENT OF                                        OF STOCK PRICE
                                               TOTAL                                      APPRECIATION FOR OPTION
                          NUMBER OF       OPTIONS GRANTED                                         TERM(3)
                      SHARES UNDERLYING    TO EMPLOYEES     EXERCISE PRICE   EXPIRATION   -----------------------
NAME                   OPTIONS GRANTED    IN FISCAL YEAR     PER SHARE(2)       DATE          5%          10%
----                  -----------------   ---------------   --------------   ----------   ----------   ----------
Joseph M. Tucci.....       190,000              10.6%          $ 12.125        11/30/04   $1,448,816   $3,671,584
Donald P. Casey.....       125,000               6.9             12.125        11/30/04      953,168    2,415,516
Franklyn A. Caine...       180,000              10.0              7.350(4)     06/22/04      832,028    2,108,521
                           120,000               6.7             12.125        11/30/04      915,042    2,318,895
William P. Ferry....        50,000               2.8             12.125        11/30/04      381,267      966,206
Jeremiah J.J. van
  Vuuren............        65,000               3.6             12.125        11/30/04      495,648    1,256,068

---------------
(1) Each option (i) becomes exercisable as to 34% of the underlying shares on October 1, 1995, exercisable as to 33% of the underlying shares on October 1, 1996 and October 1, 1997 and (ii) generally terminates 30 days after the termination of the optionee's employment with the Company (but in no event after the expiration date).

(2) The exercise price per share of each option is equal to the fair market value per share of Common Stock on the date of grant, except as noted.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the op-

tionholder's continued employment through the option period, and the date on which the options are exercised and the underlying shares are sold.

(4) The option was granted to Mr. Caine at less than fair market value which was $12.375 as an inducement to his employment with the Company.

  Option Exercises and Holdings

     The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executives on June 30, 1995. No stock options were exercised by any Named Executive during Fiscal 1995.

                                                         NUMBER OF SHARES
                                                            UNDERLYING             VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS
                                                          FISCAL YEAR END          AT FISCAL YEAR END(1)
                                                     -------------------------   -------------------------
NAME                                                 EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                                 -------------------------   -------------------------
Joseph M. Tucci....................................        68,000/322,000           $613,700/$1,998,800
Donald P. Casey....................................        68,000/257,000            613,700/ 1,722,550
Franklyn A. Caine..................................        61,200/238,800            552,330/ 1,582,170
William P. Ferry...................................        20,400/ 89,600            184,110/   569,890
Jeremiah J.J. van Vuuren...........................        25,500/114,500            230,137/   722,987

---------------
(1) Based on the fair market value of the Common Stock on June 30, 1995 ($16.375), less the option exercise price.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     In March 1993, the Company entered into an employment agreement with Mr. Tucci. Mr. Tucci's agreement, as amended in April 1995, extends through June 1997 and provides for a base salary of $350,000 for Fiscal 1994 and $510,000 for Fiscal 1995 and thereafter. The agreement provides for performance-based bonuses to be determined by the Board of Directors and targeted at 60% of annual base salary. The agreement also provides for the payment of a severance benefit of up to three times Mr. Tucci's anticipated base salary and bonus, which would be payable under certain enumerated circumstances (including employment termination by the Company, an adverse change in job responsibilities, an adverse change in compensation, or the resignation of the executive following a significant relocation).

     In March 1993, the Company entered into an employment agreement with Mr. Casey. Mr. Casey's agreement, as amended in April 1995, extends through June 1997 and provides for an annual base salary of $350,000. The agreement provides for performance-based bonuses to be determined by the Board of Directors and targeted at 60% of annual base salary. The agreement also provides for the payment of a severance benefit of up to one and one-half Mr. Casey's anticipated base salary and bonus, which would be payable under certain enumerated circumstances.

     In June 1994, the Company entered into an employment agreement with Mr. Caine pursuant to which the Company agreed to employ him as Executive Vice President and Chief Financial Officer of the Company. Under the agreement, the Company agreed to pay Mr. Caine an annual base salary of $325,000. Mr. Caine is also eligible to participate in a yearly bonus plan targeted at $165,000 depending on his performance against goals specified in the bonus plan. Under his employment agreement Mr. Caine will receive severance compensation in an amount equal to 18 months of base salary plus bonus, with an amount equal to 6 months salary and target bonus payable in a lump sum and the balance payable over a 12-month period, if Mr. Caine's employment is involuntarily terminated other than for cause or if Mr. Caine resigns under certain specified circumstances. Severance payments would be offset by the compensation Mr. Caine received from a new employer during such 12-month period.

     The Company entered into an employment agreement with Mr. Ferry in December 1993 pursuant to which the Company agreed to employ Mr. Ferry initially as a Senior Vice President and Officer of the Company, for a three-year term ending on December 15, 1996. Under the terms of the agreement, Mr. Ferry's base salary for Fiscal 1995 was $275,625 and he was eligible to receive a target annual bonus of approximately 40% of his base salary upon satisfaction of performance goals with the opportunity to earn an additional percentage for overachievement. Under his employment agreement Mr. Ferry will receive severance compensation equal to his base salary plus target bonus, payable over a 12-month period, if his employment is involuntarily terminated other than for cause, death or disability, or if he resigns under certain specified circumstances. Severance payments would be offset by the compensation he received from a new employer during such 12-month period.

     The Company entered into an employment agreement with Mr. van Vuuren in May 1993 pursuant to which the Company agreed to employ him as a Senior Vice President of the Company and General Manager of the Company's European Operations. Under the terms of the agreement, Mr. van Vuuren's base salary for Fiscal year 1995 was $273,105. Mr. van Vuuren is also eligible to participate in a yearly bonus plan targeted at a percentage of his base salary depending on his performance against goals specified in the bonus plan. The agreement provides that, if he is dismissed for any reason, other than for a gross misconduct or violation of the Company's Employee Code of Conduct, Mr. van Vuuren will receive severance compensation in an amount equal to 15 months of base salary to be paid over a 15-month period.

     The Company is a party to contingent severance compensation agreements ("Severance Agreements") with twelve executive officers (including Messrs. Tucci, Casey, Caine, Ferry and van Vuuren) which would become operative following a "change in control" of the Company, as defined in the Severance Agreements. The Company believes that these agreements will better ensure the retention of those officers and enable them to devote their full attention and energies to the Company's business without the distractions that might arise in the circumstances addressed in the agreements. The Severance Agreements continue in effect while the executive is employed by the Company for a period of three years, automatically renew for additional one year terms and remain in effect for 36 months after the month in which a change in control occurs. If the executive's employment is terminated following a change in control, the executive would become entitled to various benefits under the Severance Agreement, including (in lieu of a payment under any other severance plan or agreement) a lump sum severance payment equal to 2.99 times the average annual compensation received by the executive for the two previous years, unless the executive's employment were terminated (i) because of death or disability, (ii) by the Company for cause, or (iii) by the executive without "good reason," as defined in the Severance Agreements.

     The Severance Agreement for Mr. Tucci provides that in the event the total payments to Mr. Tucci under the agreement are subject in whole or in part to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), the Company will pay Mr. Tucci an additional amount in the form of a gross-up payment such that the net amount retained by Mr. Tucci after payment of the Excise Tax on the total payments and federal, state and local taxes on the gross-up payment equals the total payments Mr. Tucci would have received absent the Excise Tax. The other executives' Severance Agreements provide that the lump sum payment would be subject to reduction to the extent that any payment (whether under the Severance Agreement or otherwise) to the executive were subject to the Excise Tax imposed under Section 4999 of the Internal Revenue Code if such reduction would result in a greater after-tax payment to the executive.

CERTAIN TRANSACTIONS

     On June 20, 1994, Messrs. Tucci and Casey recognized income, for tax purposes, in the amount of $777,624 and $757,112, respectively, as a result of their receipt of (i) 54,422 shares of Common Stock pursuant to the terms of the Reorganization Plan and their employment agreements and (ii) additional shares of Common Stock as part of the distribution to creditors under the Reorganization Plan. Messrs. Tucci and Casey incurred an estimated tax liability of $355,071 and $345,807, respectively, most of which was payable on June 21, 1994 under federal and Massachusetts income tax withholding rules. All of this income recognized by Messrs. Tucci and Casey was received by them in the form of Common Stock (rather than cash) and, due to federal securities law restrictions, Messrs. Tucci and Casey were unable to sell any of such Common Stock in order to satisfy their tax liability. Accordingly, on June 21, 1994 the Company made a loan to Mr. Tucci in the amount of $355,071 and a loan to Mr. Casey in the amount of $345,807. Each of these loans (i) was scheduled to be paid in two equal principal installments (together with accrued interest) on June 21, 1995 and June 21, 1996, (ii) bears interest at an annual rate of 3.0% from and after December 1, 1994 (which date was chosen on the assumption that Messrs. Tucci and Casey would have an opportunity to sell some of their Common Stock by such date), (iii) was initially secured by a pledge of Common Stock of the Company (37,500 shares in the case of Mr. Tucci and 36,520 in the case of Mr. Casey) having a value as of the date of the loan of 133% of the loan amount, (iv) was originally scheduled to be repaid with the proceeds of any sale by Messrs. Tucci or Casey of the pledged shares and (v) is a non-recourse obligation of Messrs. Tucci and Casey. At the meeting of the Organization, Compensation and Nominating Committee on September 27, 1995, the Committee (i) reduced the number of shares of Common Stock subject to the pledge to 33,592 shares in the case of Mr. Tucci and 32,307 shares in the case of Mr. Casey which shares had a value as of September 27, 1995 of at least 133% of the loan amount, and (ii) modified the schedule for payments to be made by Messrs. Tucci and Casey under each of their respective promissory notes to four equal principal installments (together with accrued interest) on February 28, 1996, August 31, 1996, February 28, 1997 and June 30, 1997.

     In addition to the foregoing, advances in the amount of approximately $116,000 remain outstanding with respect to an executive officer as a result of an international expatriate assignment.

     NBI, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code in December 1990. NBI, Inc. reorganized and emerged from Chapter 11 in January 1992. Mr. Jerritts was President and Chief Executive Officer of NBI, Inc. during this period.

     In June 1995, Axel J. Leblois, with permission of the Chairman of the Board of Directors and Secretary of the Corporation, took a leave of absence from the Board. Such leave of absence may extend up to but no later than November 15, 1995. The purpose of the leave of absence was to permit Mr. Leblois to direct Bull HN Information Systems Inc. ("Bull HN") in its dispute with the Company regarding the adjustments sought by the Company to the closing balance sheet acquired by the Company from Bull HN. During the time of Mr. Leblois leave of absence, Mr. Leblois will be excused from participating in all meetings of the Board and all meetings of sub-committees of the Board and shall not be provided materials with respect to the Board.

     As part of the Reorganization Plan, the previous obligations of the Company to indemnify its former Directors, officers and employees pursuant to its corporate charter, by-laws and policy of providing employee indemnification, and applicable state law and agreements in respect of claims based on acts or omissions related to such persons' service with, for or on behalf of the Company have been retained and remain unaffected by the Chapter 11 case. Consequently, the Company is obliged to indemnify each current or former Director or executive officer in the various legal proceedings relating to the Company's predecessor Massachusetts corporation.

REPORT OF ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Organization, Compensation and Nominating Committee of the Board of Directors (the "Committee"), which was established in October 1993. The Committee is comprised entirely of non-employee Directors.

     The Committee seeks to achieve two broad goals in determining executive compensation and establishing executive compensation programs. First, the Committee seeks to compensate executives in a manner that enables the Company to attract and retain executives whose services are critical to the success of the Company. Second, the Committee seeks to provide incentive for, and reward, the attainment of objectives that inure to the benefit of the Company and its stockholders. The Company's Fiscal 1995 executive compensation consisted of three principal elements: salary, bonuses and stock option grants.

     In establishing base salaries for executive officers, the Committee considers the salaries of executives at other companies whose business and/or financial situation is similar to that of the Company, as well as the particular executive's level of achievement and responsibility and the historic salary levels of the executive. Many of the executive officers (including some of the Named Executives) of the Company are parties to employment agreements that fix the executive's annual base salary during the term of the agreement. The employment agreements with Mr. Tucci and Mr. Casey were entered into in March 1993, prior to the filing by the Company of a reorganization plan in its Chapter 11 proceeding; most of the other executive employment agreements (including with Mr. Ferry, and Mr. van Vuuren) were entered into prior to the consummation of the Company's Reorganization Plan. The agreement with Mr. Caine was entered into in June 1994. The Committee believes that the execution of these employment agreements was necessary to help retain and motivate and, Mr. Caine's case, attract those key executives whose continued services are critical to the Company's future success. The Committee believes that the salary levels established for the executives are appropriate, based on the factors described above.

     The Committee's philosophy is to tie a significant portion of the compensation of executive officers to the attainment of corporate and individual goals, thus aligning the objectives and rewards of Company executives with those of the stockholders of the Company. For Fiscal 1995, bonuses paid to executives consisted of payments made under the Company's executive bonus program, which provided for the payment of bonuses to executives based on a combination of individual, business unit and corporate performance. Under this program, each executive was assigned a target bonus and a set of corporate, business unit and individual objectives. Each executive was paid a percentage of his target bonus based upon the degree to which established objectives were attained. The target bonus for the Company's executive officers ranged from 34% to 60% of the executive's base salary, and in some cases was established by the terms of the executive's employment agreement. In the case of each of Mr. Tucci and Mr. Caine, 33% of his bonus was based upon the attainment by the Company of its net income objective, 33% was based upon the achievement by the Company of certain other financial performance objectives, and 34% was based upon the achievement of certain goals relating to individual performance and responsibility. In the case of Mr. Casey, 33% of his bonus was based upon the attainment by the Company of its net income objective, 47% was based upon the achievement by his business unit of certain financial performance objectives, and 20% was based upon the achievement of certain goals relating to individual performance and responsibility. In the case of each of Mr. Ferry and Mr. van Vuuren, 33% of his bonus was based upon the attainment by the Company of its net income objective, 57% was based upon the achievement by his business unit of certain other financial performance objectives, and 10% was based upon the attainment of certain goals relating to individual performance and responsibility. The actual bonuses paid to the executive officers ranged from 76% to 149% of their target bonus. The $360,000 bonus paid to Mr. Tucci represented 118% of his target bonus.

     The Committee uses stock options as a significant element of the compensation package of the executive officers because they provide an incentive to executives to maximize stockholder value. Stock options reward the executives only to the extent that stockholders also benefit, and the vesting of the options (the options become exercisable in installments over a three-year period) serves as a means of retaining these executives. The timing of stock option grants to executive officers depends upon a number of factors, including new hires of executives, the executive's contribution to the Company, the executives' current stock and option holdings and such other factors as the Committee deems relevant.

     Under recently-enacted Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") beginning in 1994 certain executive compensation in excess of $1 million paid to the five most highly-paid executives of the Company will not be deductible by the Company for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders of the Company. The Committee intends to structure the award of stock options to executive officers so that they comply with the performance-based requirements of Section 162(m), and may in the future decide to submit other executive compensation plans for stockholder approval.

                                          COMPENSATION COMMITTEE

                                          Paul E. Tsongas, Chairman
                                          Raymond C. Kurzweil
                                          Frederick A. Wang

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company from December 16, 1993 (the date the Common Stock of the reorganized Company commenced public trading) through June 30, 1995 with the cumulative total return during this period of (i) Standard & Poor's 500 Composite Index and (ii) the High Technology Composite Index. This graph assumes the investment of $100 on December 16, 1993 in the Company's Common Stock, the Standard & Poor's 500 Composite Index and the High Technology Composite Index, and assumes dividends are reinvested.



                                 [INSERT CHART]


                            12/16/93         06/30/95
                            --------         --------

Wang Laboratories, Inc.       $100            $108.26
S&P 500 Composite Index       $100            $121.31
HiTech Composite Index        $100            $159.99

             PROPOSAL TO AMEND THE EMPLOYEES' STOCK INCENTIVE PLAN

     The Board of Directors believes that the continued growth and profitability of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining, compensating and motivating key personnel. In addition, the Board of Directors believes it would be desirable to permit the Company greater flexibility with respect to the granting of additional stock options in connection with possible acquisitions. In light of these considerations, on September 27, 1995, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to the Employees' Stock Incentive Plan (the "1994 Employees' Stock Incentive Plan" or the "Plan") of the Company that increased the number of shares of Common Stock available for issuance under the plan by adding to the number of shares available under the 1994 Employees' Stock Incentive Plan (i) those shares that were covered by option grants under the Company's 1993 Stock Incentive Plan which have expired, been forfeited, or terminated unexercised since October 26, 1994 (the date on which the Committee adopted the 1994 Employees' Stock Incentive Plan) or which may expire or terminate unexercised in the future (up to a maximum of 1,908,284 shares); and (ii) 3,030,000 additional shares.

     The Board of Directors believes that the amendment to the 1994 Employees' Stock Incentive Plan is in the best interests of the Company and its stockholders and recommends a vote in favor of this proposal.

SUMMARY OF THE PLAN

     The 1994 Employees' Stock Incentive Plan authorizes the Company to grant stock options for the purchase of, or make restricted stock awards (i.e., grants of shares of Common Stock subject to certain restrictions) covering, up to an aggregate of 1,787,153 shares of Common Stock, plus such number of shares (if any) remaining of the 350,000 shares reserved for issuance under the Company's 1993 Employees' Stock Grant Plan (as of August 31, 1995, 33,500 shares remained under the 1993 Employees' Stock Grant Plan). Any shares subject to options granted pursuant to the 1994 Employees' Stock Incentive Plan which terminate or expire unexercised are available for future grants under such Plan. In addition, any restricted stock awarded under the Plan which is repurchased by the Company will be available for subsequent option grants or restricted stock awards under the Plan. The maximum number of shares for which options or restricted stock awards may be granted to any one employee during any year is 1,000,000 shares.

     All employees of the Company or a subsidiary of the Company are eligible to receive stock options or restricted stock awards under the Plan, but options and awards are granted only to those employees selected or approved by the Organization, Compensation and Nominating Committee of the Board of Directors (the "Committee"), which has been charged with administration of the Plan. The number and identity of individuals receiving stock options varies from year to year depending on various factors such as the Company's hiring needs during the year, significant promotions and individual and Company performance. Because of the uncertainty of these factors, and because of the discretionary nature of the grant of stock options and restricted stock awards, the Company cannot now determine the number of options or restricted stock awards to be granted to any particular executive officer, executive officers as a group, or non-executive officer employees as a group. As of August 31, 1995, the Company and its subsidiaries had approximately 6,900 employees.

     The 1994 Employees' Stock Incentive Plan is administered by the Committee, which is authorized to implement and interpret the Plan and to determine or recommend to the Board of Directors, subject to the provisions of the Plan and the Committee's charter, the employees of the Company or its subsidiaries to whom, and the time or times at which, options and restricted stock awards are granted; the number of shares subject to each option or restricted stock award granted; the designation of a stock option as either an incentive stock option or a non-statutory stock option; the exercise price of a stock option (which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant); the time period over which a stock option becomes exercisable (options granted to date generally vest ratably over a three-year period); the purchase price (if any) to be paid for the shares subject to a restricted stock award (which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant); the restrictions imposed on a restricted stock award (which would generally include a repurchase right in favor of the Company in the event of the termination of the recipient's employment and restrictions on transfer); and the period of time over which such restrictions lapse.

     The Committee or the Board of Directors may amend the 1994 Employees' Stock Incentive Plan from time to time, except that amendments to the Plan must be approved by stockholders of the Company to the extent required by Section 16(b) of the Securities Exchange Act of 1934 (or the rules promulgated thereunder).

     This summary of the 1994 Employees' Stock Incentive Plan is qualified in all respects by reference to the full text of the 1994 Employees' Stock Incentive Plan, copies of which are available upon request to the Secretary of the Company.

     As of August 31 1995, options to purchase a total of 1,704,600 shares of Common Stock had been granted under the 1994 Employees' Stock Incentive Plan. Included among such options are stock options granted to Messrs. Tucci, Casey, Caine, Ferry and van Vuuren for 190,000, 125,000, 120,000, 50,000, and 65,000
shares of Common Stock, respectively, each at an exercise price of $12.125 per share; and stock options for a total of 880,500 shares of Common Stock, at a weighted average exercise price of $12.119 per share, which had been granted to all current executive officers as a group. To date, no restricted stock awards have been made under the 1994 Employees' Stock Incentive Plan.

     On October 24, 1995 the last reported sale price of the Company's Common Stock on the Nasdaq Stock Market was $17.375 per share.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the federal income tax treatment of non-statutory options, incentive stock options and restricted stock awards under the 1994 Employees' Stock Incentive Plan.

     Non-Statutory Stock Options. No taxable income will be recognized by the optionee upon the grant of a non-statutory option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercise exceeds the option exercise price. However, in the event of an exercise of an option by a person required to file reports under Section 16(a) of the Exchange Act (a "Reporting Person") within six months of the date of grant, no income will be recognized by the optionee until six months have expired from the date the option was granted, and the income then recognized will include any appreciation in the value of the shares during the period between the date of exercise and the date six months after the date of grant; provided that the optionee may make an election under Section 83(b) of the Code to have the difference between the exercise price and fair market value at the time of exercise recognized as ordinary income as of the time of exercise.

     The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee, subject to the limitations of Section 162(m) of the Code. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term capital gain or loss if the shares are held more than one year.

     For purposes of the "alternative minimum tax" applicable to individuals, in the year of option exercise an optionee must generally include in his alternative minimum taxable income the difference between the exercise price and the fair market value of the shares on the date of exercise (or the fair market value on the date six months after the date of grant, in the case of a Reporting Person who exercised the option within six months of the date of grant). The alternative minimum tax is imposed upon an individual's alternative minimum taxable income at rates of 26-28%, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

     Incentive Stock Options. No taxable income will be recognized by the optionee upon the grant or exercise of an incentive stock option granted under the Plan, and no corresponding expense deduction will be available to the Company. Generally, if an optionee holds shares acquired upon the exercise of an incentive stock option for at least two years from the grant of the option and for at least one year from the exercise of the option (the "Statutory Holding Period"), any gain recognized by the optionee on a subsequent sale of such shares will be treated as capital gain. The gain recognized upon the sale of the shares will be the difference between the option price and the sale price of the shares. The net federal income tax effect to the holder of an incentive stock option is to defer, until the stock is sold, taxation on any increase in the value of the shares between the time of option grant and the time of exercise.

     If an optionee sells shares acquired upon exercise of an incentive stock option prior to the expiration of the Statutory Holding Period (a "disqualifying disposition"), he or she will realize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the option exercise price, or (ii) the amount realized on the disposition of the shares less the option exercise price; and the Company will receive a corresponding business expense deduction. In the case of an option held by a Reporting Person, however, if the option was exercised within six months of the date of grant, the amount of taxable income realized at ordinary income tax rates (and the amount of the Company's business expense deduction) will be equal to the lesser of (i) the fair market value of the shares on the date that is six months after the date of grant less the option exercise price, or (ii) the amount realized on the sale less the option exercise price.

     With respect to shares sold prior to the expiration of the Statutory Holding Period, the amount by which the proceeds of sale exceed the fair market value of the shares on the date of exercise (or the fair market value on the date six months after the date of grant, in the case of a Reporting Person who exercised the option within six months of the date of grant) will be treated as long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. If the optionee sells the shares for less than the option exercise price, the optionee will recognize a capital loss equal to the difference between the sale price and the option exercise price. The loss will be a long-term capital loss if the shares are held for more than one year prior to the sale and a short-term capital loss if the shares are held for a shorter period.

     The "alternative minimum tax" treatment of incentive stock options is the same as that of non-statutory stock options.

     Restricted Stock Awards. If a restricted stock award is subject to forfeiture provisions and restrictions on transfer, neither the Company nor the recipient of an award will realize any federal tax consequences at the time such award is granted under the 1994 Employees' Stock Incentive Plan unless the recipient makes an election under Section 83(b) of the Code. If the recipient of an award makes a Section 83(b) election within 30 days of the date of grant, or if the recipient is granted an award that is not subject to forfeiture provisions and restrictions on transfer, then he or she will recognize ordinary income, for the year in which the award is received, in an amount equal to the difference between the fair market value of the Common Stock at the time the award is made and the purchase price paid for the Common Stock. If such election is made and the recipient subsequently forfeits some or all of the Common Stock, he or she will not be entitled to any tax refund. If the Section 83(b) election is not made with respect to an award, the recipient will recognize ordinary income, at the time that the forfeiture provisions and restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at that time and the original purchase price per share, if any. The Company will be entitled to deduct as compensation expense, subject to the limitations of
Section 162(m) of the Code, the same amount as the recipient must recognize as ordinary income and such deduction will take place in the Company's tax year which includes the last day (generally December 31) of the recipient's tax year in which the income is recognized for federal tax purposes. When the recipient sells the stock, he or she will recognize capital gain at the time of sale in an amount equal to the difference between his or her basis (the price paid, if any, plus any amount taxed as ordinary income) and the sale price.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Ernst & Young LLP has served as the independent auditors for the Company (or its predecessor Massachusetts corporation) since 1980. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

MATTERS TO BE CONSIDERED AT THE MEETING

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Stockholders should be aware that the Company's By-laws (a copy of which is available upon request to the Secretary of the Company) contain provisions requiring certain advance notice from a stockholder who wishes to bring business before the Annual Meeting.

SOLICITATION OF PROXIES

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Kissel-Blake Inc. has been engaged by the Company to solicit proxies on behalf of the Company. For these services, the Company will pay Kissel-Blake a fee of $5,000 plus reimbursement of out-of-pocket expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders for Fiscal 1996 must be received by the Company at its principal office not later than July 2, 1996 for inclusion in the proxy statement for that meeting.

MISCELLANEOUS

     Based solely on its review of reports filed by Reporting Persons of the Company pursuant to Section 16(a) of the Exchange Act, the Company believes that during Fiscal 1995 all filings required to be made by Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

                                          By Order of the Board of Directors,

                                          ALBERT A. NOTINI,
                                          Secretary

October 30, 1995

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES. PROXY

                            WANG LABORATORIES, INC.

              ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 21, 1995

    The undersigned, having received notice of the meeting and management's proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Albert A. Notini and John A. Burgess, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of Wang Laboratories, Inc. (the "Company") to be held on Tuesday, November 21, 1995 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of capital stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

    Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

    IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

    1. To elect the following individuals as Class II Directors:

          Marcia J. Hooper          FOR  / /    WITHHOLD AUTHORITY  / /

          Joseph J. Kroger          FOR  / /    WITHHOLD AUTHORITY  / /

          Paul E. Tsongas           FOR  / /    WITHHOLD AUTHORITY  / /

                                                       (Continued on other side)

                                                     (Continued from other side)

    2. To approve an amendment to the Employees' Stock Incentive Plan of the Company.

                    FOR  / /    AGAINST  / /    ABSTAIN  / /

    3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1996.

                    FOR  / /    AGAINST  / /    ABSTAIN  / /

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                                   -----------------------------
                                                   Signature(s)

                                                   Dated:
                                                         -----------------------

    Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

                                                                   Addendum A




                            WANG LABORATORIES, INC.
                            (A DELAWARE CORPORATION)
                        EMPLOYEES' STOCK INCENTIVE PLAN


                                   ARTICLE I
                                    PURPOSE

         1.1 PURPOSE. The purpose of this Employees' Stock Incentive Plan (the "Plan") is to further the growth, development and financial success of Wang Laboratories, Inc. (the "Company") and its Subsidiaries by aligning the personal interests of employees, through the ownership of shares of the Company's Common Stock and related incentives, to those of the Company's shareholders. The Plan is further intended to provide flexibility to the Company in its ability to compensate employees and to motivate, attract and retain the services of such employees who have the ability to enhance the value of the Company and its Subsidiaries. The Plan permits the granting of so-called Incentive Stock Options (granted on terms designed to gain certain advantages under U.S. Federal income tax law), Non-Qualified Stock Options and Restricted Stock awards on the terms specified herein.

                                   ARTICLE II
                                  DEFINITIONS

         2.1     "Award" means an Option or Restricted Stock grant hereunder.

         2.2     "Board" means the Board of Directors of the Company.

         2.3 "Change in Control" shall mean (i) a merger or consolidation to which the Company is a party and following which the stockholders of the Company prior to such merger or consolidation do not have the voting power to elect a majority of the members of the Board of Directors of the resulting entity; (ii) any 'person' (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended), becoming the beneficial owner, directly or indirectly, of more than 50% of any class of common stock of the Company, or of shares having more than 50% of the aggregate voting power of the Company's capital stock; (iii) a sale or transfer of substantially all of the assets of the Company; (iv) a liquidation or reorganization of the Company or
(v) during any period of two consecutive years or less beginning after adoption of this Plan, individuals who at the beginning of such period are members of the Board and any new director(s) (other than directors designated by a person who has entered into an agreement with the Company to effect a transaction of the type described in clauses (i) through (iv) above) whose election by the Board or nomination for election by the stockholders was approved by a vote of at least two-thirds of the directors still in office who satisfy this test, cease for any reason to constitute a majority of the Board.

         2.4 "Code" means the Internal Revenue Code of 1986 as amended from time to time.

         2.5 "Committee" means the committee of the Board having responsibility for compensation matters, or such other committee as the Board shall designate. If there is no committee, then "Committee" means the Board, excluding any members thereof eligible for Awards hereunder, and further excluding any other members determined by the Board.

        2.6 "Company" means Wang Laboratories, Inc., a Delaware corporation, or its successor.


         2.7 "Employee" means any person who is a regular full time employee of the Company or a Subsidiary, and such other employees thereof as may be selected by the Committee from time to time.

         2.8 "Incentive Option" means an option granted hereunder which is designated by the Committee as an "Incentive Stock Option" as defined in the Code.

         2.9 "Non-Qualified Option" means an option granted hereunder which is designated by the Committee as a Non-Qualified Option, and is not intended to be an Incentive Option.

         2.10 "Option" means any option, whether "Incentive" or "Non-Qualified", and means an Award granted hereunder by the Committee to an Employee in the form of a right to purchase Stock evidenced by an option contract containing such provisions as the Committee may establish.

         2.11 "Permanent Disability" shall mean a physical or mental condition of an Employee that, (i) in the judgment of the Committee, permanently prevents such Employee from being able to continue to serve as an active Employee in a capacity comparable to that in which the Employee served prior to the disability, or (ii) causes the Employee to become eligible for long-term disability benefits under any long-term disability insurance plan then in effect with the Company or its subsidiary that at such time is his or her employer.

         2.12    "Plan" means this Stock Incentive Plan.

         2.13 "Restricted Period" means that period of time, if any, which begins on the date of an Award of Restricted Stock to an Employee, and which terminates on the date upon which all restrictions with respect to such Restricted Stock shall lapse or otherwise be terminated.

         2.14 "Restricted Stock Agreement" means a written agreement, signed by the Employee and the Company, which sets forth the number of shares of Restricted Stock awarded to the Employee, the restrictions, if any, applicable thereto, the price, if any, to be paid by the Employee therefor, and such other terms and conditions as shall be deemed to be necessary or desirable by the Committee.

         2.15 "Restricted Stock" means such Stock as may be granted to an Employee subject to such restrictions, if any, as may be determined by the Committee.

         2.16 "Retirement" shall mean an Employee's cessation of employment by reason of retirement, provided that the Employee has reached the age of 65 years, or the Employee has reached age 55 and his or her age plus years of service to the Company (including service to Wang Laboratories, Inc., a Massachusetts corporation, which merged into the Company) total 75, or the Committee, in its sole and absolute discretion, deems the Employee to have retired.

         2.17 "Stock" means the Common Stock of the Company or any successor, including any adjustments in the event of changes in capital structure of the type described herein.

         2.18 "Subsidiary" means any corporate entity, of which a majority of the voting common or capital stock is owned directly or indirectly by the Company.

                                  ARTICLE III
                           ADMINISTRATION OF THE PLAN

         3.1 ADMINISTRATION BY THE COMMITTEE. This Plan shall be administered by the Committee. Members of the Committee are not eligible for Awards hereunder. Unless otherwise required by law or rules it may establish, the Committee may act through written consent of all its members, or vote of a majority comprised of at least two of its members, and may hold telephonic meetings where all participating members can hear each other. A majority comprised of at least two members shall constitute a quorum of the Committee.

         3.2 POWERS. The Committee shall have full and final authority in its discretion to operate, interpret, manage, administer, and make determinations under or relevant to the Plan on behalf of the Company. This authority includes, but is not limited to:

      (a) the power to select Employees to receive Awards from time to time and determine the type and terms and conditions of Awards;

      (b) the power to grant Awards conditionally or unconditionally, on such terms, conditions and restrictions not inconsistent with the provisions of this Plan as it prescribes from time to time, including the power to determine the option exercise or purchase price of the shares of Stock subject to each Award and the time or times when the benefits of each Award shall become vested, exercisable, or free of restrictions, as the case may be, and the duration of any exercise, vesting or restricted period;

      (c) the power to determine the number of shares of Stock subject to each Award, and the time or times when Awards are made;

      (d) the power to prescribe the form or forms of the instruments evidencing Awards granted under this Plan, to construe and interpret the Plan and the provisions of said instruments, and to make determinations of facts relevant to administration of the Plan and benefits hereunder;

      (e) the power to adopt, amend and rescind regulations consistent with the provisions hereof for the operation, interpretation, management and administration of the Plan;

      (f) the power to delegate responsibility for Plan operation, management and administration, subject to the Committee's oversight and control, on such terms, consistent with the Plan, as the Committee may establish;

      (g) the power to delegate to other persons the responsibility for performing appropriate functions in furtherance of the Plan's purpose;

      (h) the power to engage or authorize the engagement of the services of persons, companies or organizations in furtherance of the Plan's purpose, including but not limited to, banks, insurance companies, brokerage firms, and consultants; and

      (i) the power to waive or modify terms, conditions, restrictions and forfeitures of Awards, in whole or in part, for such periods and for such Employees, and on such terms as it shall determine.

                                   ARTICLE IV
                   ELIGIBILITY AND SHARES SUBJECT TO THE PLAN

         4.1 ELIGIBLE EMPLOYEES. Awards may be granted only to Employees, or groups or classes thereof, selected or approved by the Committee in its sole and absolute discretion. Employees who serve on the Board of Directors will be eligible for Awards, but they will not be eligible to participate in the administration of this Plan. No Employee may be granted Awards for more than one million shares of Stock of the Company in any one year.

         4.2 RELEVANT FACTORS. In selecting Employees to whom Awards shall be granted, the Committee shall weigh such factors as are relevant to accomplish the purposes hereof. An Employee who has been granted an Award may be granted one or more additional Awards, if the Committee so determines. No Employee shall be eligible for the grant of any Incentive Option under the Plan if at the time of grant the Employee, directly or indirectly, owns Stock possessing more than 10% of the combined voting power of all classes of stock of the Company, or is otherwise disqualified from receiving an Incentive Option under the Code.

         4.3 NUMBER OF SHARES SUBJECT TO THE PLAN. Subject to the provisions of Article X of this Plan and any authorization of additional shares for the purposes hereof, the aggregate number of shares of Stock for which Awards may be granted under this Plan shall not exceed 1,787,153 shares, plus such number of shares (if any) remaining of the 350,000 shares reserved for issuance under the 1993 Employees' Stock Grant Plan of the Company after all grants have been made thereunder. The Committee has the authority to grant all shares of Stock under this Plan as Incentive Options, as Non-Qualified Options or as Restricted Stock, or in any combination thereof. The shares to be delivered upon exercise of Options or the grant of Restricted Stock under this Plan shall be made available, at the discretion of the Company, either from the authorized but unissued shares or from previously issued and reacquired shares of Stock held by the Company as treasury shares, including shares purchased in
the open market.   Shares issued as Restricted Stock under the Plan that are
later forfeited may again be subject to Awards under the Plan, or may be cancelled and the reserve for issuance hereunder shall then be increased by an equal number. If an Option under this Plan shall expire or terminate unexercised as to any shares covered thereby, such shares shall thereafter be available for the granting of other Awards under this Plan.

         4.4 NON-TRANSFERABILITY OF AWARDS. No Award granted under this Plan shall be transferable by the Employee otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and such Award may be exercised during the Employee's lifetime only by the Employee.

                                   ARTICLE V
                              STOCK OPTION AWARDS

         5.1 TERM AND OTHER PROVISIONS OF INCENTIVE OPTION AWARDS. The term of each Incentive Option granted hereunder shall be for such period as the Committee shall determine, but not for any longer period than the limit for Incentive Options provided from time to time under the Code. Each Incentive Option shall be subject to earlier termination as provided herein. Provisions relating to waiting period, vesting and such other terms and conditions not inconsistent with this Plan shall also be set from time to time by the Committee so as to achieve the tax advantages provided for Incentive Options under the Code.

         5.2 INCENTIVE OPTION PRICE AND VALUE LIMIT. The exercise price for an Incentive Option shall be determined by the Committee at the time such Option is granted, and shall be not less than the fair market value of the shares covered thereby at the time the Incentive Option is granted (but in no event less than par value).

         5.3 NON-QUALIFIED STOCK OPTION AWARDS. The Committee shall establish from time to time the provisions relating to the exercise price per share, expiration date, waiting period, cumulative rights, vesting and such other terms and conditions of Non- Qualified Options granted under this Plan. The purchase price of the shares that may be purchased under each Non-Qualified Option shall not be less than par value.

                                   ARTICLE VI
                        MATTERS RELATIVE TO ALL OPTIONS

         6.1 EXERCISE. Each Option granted under this Plan shall be exercisable on such date or dates, during such period, for such number of shares, and upon such terms as shall be provided in the instrument evidencing such Option, which shall be prescribed by the Committee. If the last day of the exercise term is a Saturday, Sunday or legal holiday, exercisability may be extended to the next following business day.

         6.2 NOTICE OF EXERCISE. A person electing to exercise an Option shall give written notice of exercise to the person or persons at the Company designated by it to receive such notice. The exercise notice shall specify the number of shares the optionee has elected to purchase, and the optionee shall at the time of exercise tender the full purchase price of the shares he or she has elected to purchase. Until an optionee has been issued a certificate or certificates for the shares so purchased, he or she shall possess no rights of a record holder with respect to any of such shares.

         6.3 PARTICULAR CIRCUMSTANCES' EFFECT ON OPTIONS. No Option shall be affected by any change of duties or position of the optionee (including transfer to or from a Subsidiary), so long as he or she continues to be an Employee. Except in cases of death, Permanent Disability, Retirement or other circumstances specified by the Committee in its discretion (including, but not limited to, a 30-day extension for exercise following termination of employment), if an optionee shall cease to be an Employee, all Options held by such person will terminate on the date of termination of the person's employment, and up to such date shall be exercisable only to the extent of the purchase rights, if any, which have accrued as of such date. Nevertheless, the Committee, in its sole and absolute discretion, upon any such cessation of employment, may determine (but be under no obligation to determine) that such accrued purchase rights shall be deemed to include additional shares covered by such Option and/or may be extended for an additional period of time. In case of dismissal for cause, the Company may revoke all rights of the Employee to purchase shares that have not previously been issued to the Employee. In the event of any Change in Control, all Options outstanding shall become immediately exercisable for the full number of shares subject thereto regardless of any vesting or exercise schedule otherwise specified in such Options, and optionees shall be entitled to at least 20 days' prior notice, and the opportunity to exercise such rights before any transaction in connection with the Change in Control may defeat or nullify the economic benefit thereof.

         6.4 RETIREMENT OF OPTIONEE. Should an optionee begin Retirement while in possession of an Option under this Plan, vesting and exercisability of such Option shall continue as if the optionee were still an Employee.

         6.5 DISABILITY OF OPTIONEE. Should an optionee be determined by the Committee to have suffered a Permanent Disability while in possession of an Option under this Plan, vesting will forthwith accelerate, such that the Option immediately becomes 100% vested, and the optionee or his or her legal representative will have one year from the date of determination of the Permanent Disability to exercise such Option, at which time the Option will expire and no longer be exercisable, provided that in any case the Option shall expire no later than the last day of the original term thereof.

         6.6 DEATH OF OPTIONEE. Should an optionee (including one determined to have suffered a Permanent Disability under Section 6.5 above) die while in possession of the right to exercise an Option under this Plan, vesting will forthwith accelerate, such that the Option immediately becomes 100% vested. Thereafter, such person(s) who shall have been designated as beneficiary by the optionee, or in the absence thereof, such person as shall be responsible for the administration of the optionee's will or estate or, in the absence of the appointment of such person within six months of the date the optionee died, the person(s) who shall be entitled to acquire the property of the optionee, by will or by the laws of descent and distribution, (the "beneficiary") may exercise such Option. This exercise may occur at any time within one year from the date of death if such Option is a Non-Qualified Option, or at any time within three years from the date of death if such Option is an Incentive Option. Nevertheless, any such Option shall expire no later than the last day of the original term of such Option.

         6.7 MINIMUM SIX MONTH HOLDING PERIOD. Subject to Article 6.3 herein, if an Option is exercised within the six month period commencing on the date of grant, no shares purchased upon such exercise may be sold until such period has elapsed. The Company may establish such rules and procedures as it deems appropriate to enforce this restriction.

                                  ARTICLE VII
                PROVISIONS APPLICABLE TO RESTRICTED STOCK AWARDS

         7.1 STOCK AWARDS. No more than one-third of the shares of Stock subject to a Restricted Stock Award to any Employee shall be granted without restrictions and, with respect to the balance of such Stock, no restrictions shall lapse prior to the expiration of one year from the date of the Award. If any shares are granted without restrictions, none of them may be sold by the grantee until six months after the date they were granted. Each award to an Employee shall be evidenced by an appropriate Restricted Stock Agreement in a form and with terms, conditions and restrictions prescribed by the Committee.

        7.2 STOCK CERTIFICATES. At the time Restricted Stock is granted to an Employee, shares representing the Restricted Stock shall be registered in the name of such Employee or a third party who will hold the shares on behalf of the Employee, but for the duration of any Restricted Period applicable thereto, shall be held by the Company for the account of such Employee in certificated or uncertificated form. Any certificates for such shares that are issued shall be held by the Company and shall bear the following legend: "The sale or other transfer of the Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Wang Laboratories, Inc. Employees' Stock Incentive Plan. The rules of such Plan may be obtained from the Secretary of Wang Laboratories, Inc." If and to the extent that the Restricted Stock is released from the applicable restrictions, the legend shall be removed from such certificate and the certificate shall be promptly delivered to the Employee.

         7.3     DIVIDENDS, VOTING AND TRANSFERS.   During the Restricted
Period, the Employee (or any third party who will hold the shares on behalf of the Employee) shall have the right to receive any dividends payable with respect to Restricted Stock and to exercise the voting rights attaching thereto. The Restricted Stock shall, however, be subject to the following restrictions during any applicable Restricted Period, together with such other restrictions as the Committee shall deem appropriate:

                          (i) none of the Restricted Stock may be sold, exchanged, transferred, assigned, pledged, or otherwise encumbered or disposed of by the Employee during the applicable Restricted Period; and

                          (ii) subject to the other provisions of this Article, if such grantee ceases to be an Employee prior to the expiration or other termination of the applicable restriction, any Restricted Stock granted to such grantee which is still subject to restriction shall be forfeited and all rights of the grantee to such Restricted Stock shall terminate without further obligation on the part of the Company.

         7.4 FORFEITURE TERMS. Except as otherwise provided in a Restricted Stock Agreement or determined by the Committee, upon the forfeiture of any Restricted Stock with respect to which applicable restrictions have not lapsed, such Restricted Stock shall, at the option of the Committee, (i) if a purchase price had been paid for such Restricted Stock, be deemed to be offered for sale by the grantee to the Company for a period of 30 days after the date of such forfeiture at a price equal to the lesser of (y) the fair market value of the Stock at such time or (z) the same price paid initially for such Restricted Stock, or (ii) if no purchase price had been paid for such Restricted Stock, be forfeited by the grantee and shall revert to the Company without further action on anyone's part.

         7.5 FINANCIAL HARDSHIP. With respect to any grantee, the Committee may, in its sole and absolute discretion, accelerate the lapse of any restrictions with respect to Restricted Stock granted to such grantee if, at the time of such acceleration, the Committee determines that as the result of an unanticipated emergency, such grantee will suffer severe financial hardship if such lapse of restrictions is not accelerated. The extent to which any such lapse of restrictions shall be accelerated shall be limited to the acceleration necessary to satisfy the grantee's needs arising from the financial hardship.

         7.6 MODIFICATION OF AWARDS. The Committee may, in its sole discretion, prescribe that any restrictions on any Restricted Stock and under any applicable Restricted Stock Agreement shall lapse in accordance with such schedule and/or in accordance with such terms and conditions, other than the schedule or terms and conditions for which provision was originally made, as provided by the Committee; provided, however, that such modified schedule and/or terms and conditions shall be more favorable to the grantee or grantees affected than the original schedule or terms and conditions.

         7.7 PARTICULAR CIRCUMSTANCES. With respect to any grantee, if (i) such grantee ceases to be an Employee of the Company or any Subsidiary prior to the expiration of the applicable Restricted period by reason of death, Permanent Disability or Retirement or (ii) a Change in Control occurs, all restrictions set forth in the applicable Restricted Stock Agreement shall terminate as to the related Restricted Stock, and certificates for the appropriate number of shares of Stock free of the restrictions of the Plan and such Restricted Stock Agreement shall be delivered to the grantee or his or her beneficiary or estate, as the case may be. Unless otherwise determined by the Committee or provided in a Restricted Stock Agreement, if a grantee ceases to be an Employee prior to the end of the applicable Restricted Period for any other reason, such grantee shall immediately forfeit all shares of Restricted Stock granted to such grantee which then remain subject to restriction.

         7.8 LAPSE OF RESTRICTIONS. At the end of the applicable Restricted Period or at such earlier time as provided for herein, all restrictions contained in the Plan and the applicable Restricted Stock Agreement shall terminate as to the related Restricted Stock, and certificates for the appropriate number of shares of Stock free of the restrictions of the Plan and the Restricted Stock Agreement, registered in the name of the grantee, shall be delivered to the grantee or his or her beneficiary or estate, as the case may be.

         7.9 AWARDS HELD BY THIRD PARTIES. Notwithstanding any provision to the contrary herein, the Committee may, in lieu of Awards of Restricted Stock made directly to Employees, grant Restricted Stock to one or more nominees or trustees for the benefit of such Employees of the Company and its Subsidiaries as the Committee may designate. In such event, the rights of such Employees in the Restricted Stock so granted are to be governed exclusively by such terms of trust, or otherwise as are approved by the Committee. The Committee shall administer the Plan, and make provisions relative to any such Awards, in a manner designed to provide the Employees with rights and entitlements which shall approximate as closely as possible those rights and entitlements specified in this Article.

                                  ARTICLE VIII
                             RIGHTS AS AN EMPLOYEE

         8.1 NO IMPLIED RIGHTS. Awards under the Plan are discretionary and are not a part of regular salary. Awards may not be used in determining the amount of compensation for any purpose under any benefit plan of the Company or any Subsidiary, except as the Committee may from time to time expressly provide. Neither the Plan nor any action taken hereunder shall be construed as giving any Employee the right to any Award, and an Award under the Plan shall not be construed as giving any Employee any right to be retained in the employ or service of the Company or any of its Subsidiaries for any period of time, regardless of the terms or conditions of the Award or the manner in which such terms or conditions are described in the applicable Award instrument.

         8.2 BENEFICIARY DESIGNATION. If allowed by the Committee from time to time, a grantee may designate a person or persons to receive, in the event of his or her death, any rights to which he or she would be entitled under the Plan. Such a designation shall be made in writing and filed with the Committee or such person as it may designate. A beneficiary designation may be changed or revoked by a grantee at any time by filing a written statement of such change or revocation with the Board. If a grantee dies having failed to designate a beneficiary or if a grantee's beneficiary does not survive the grantee, then the grantee's estate shall be deemed to be his or her beneficiary.

                                   ARTICLE IX
                             AMENDMENT OF THE PLAN

         9.1 AMENDMENT OF PLAN. The Committee or the Board (excluding any members thereof entitled to an Award under the Plan) may amend the Plan from time to time, except that amendments must be approved by stockholders of the Company to the extent required under Section 16(b) of the Securities Exchange Act of 1934.

         9.2 EFFECT ON AWARDS. Awards granted prior to suspension or termination of the Plan may not be amended or cancelled except with the consent of the grantee of the Award. Any dispute or disagreement that may arise under or as a result of, relating to or pursuant to, any Award or contract evidencing the same shall be determined by the Committee, which determination shall be conclusive, binding and final for all purposes with respect to all persons.

                                   ARTICLE X
                          CHANGES IN CAPITAL STRUCTURE

         10.1 ADJUSTMENTS DUE TO CAPITAL CHANGES. The instruments evidencing Awards granted hereunder shall be subject to adjustment in the event of changes in the outstanding Stock of the Company by reason of Stock dividends, Stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of an Award to the same extent as would affect an actual share of Stock issued and outstanding on the effective date of such change. In the event of any such change, the aggregate number and classes of shares for which Awards may thereafter be granted under this Plan shall be appropriately adjusted as determined by the Committee so as to reflect such change.

                                   ARTICLE XI
                              WITHHOLDING OF TAXES

         11.1 COLLECTION OF TAXES DUE. The Company and its Subsidiaries shall have the right, before any certificate for any Stock is delivered, to deduct or withhold from any payment owed to a grantee, any amount that is necessary in order to satisfy any withholding requirement that the Company in good faith believes is imposed upon it in connection with Federal, state, or local taxes, including transfer taxes, as a result of the issuance of, or lapse of restrictions on, such Stock, or otherwise require such grantee to make provision for payment of any such withholding amount. Subject to such conditions as may be established by the Company, the Company may extend to grantees the choice to (i) have Stock otherwise issuable under an Award withheld, (ii) tender back to the Company Stock received pursuant to an Award,
(iii) deliver to the Company previously acquired Stock, (iv) have funds withheld from payments of wages, salary or other cash compensation due the grantee or (v) pay the Company in cash, in order to satisfy part or all of the obligations for any taxes required to be withheld or otherwise deducted and paid by the Company or any such Subsidiary in respect of the Stock subject to an Award. In the absence of other satisfactory arrangements, the Company may act pursuant to clause (i) and/or, to the extent permitted by law, clause (iv) above to the extent of an unsatisfied tax obligation and shall collect such obligation accordingly. The grantee, by his or her acceptance of the grant, will be deemed to have consented to such action(s).

         11.2 PAYMENT; DELIVERY OF SHARES. Unless otherwise provided by the Committee, the Company, in the discretion of its management and subject to such rules and restrictions as it may establish from time to time, may:

      (a) accept payment for the shares related to an Award by any manner of lawful consideration permitted by applicable statute, including stock of the same class as said shares;

      (b) issue shares registered in the name of a grantee to the custody of his or her broker when requested in writing by the Employee with his or her exercise notice, and when preceded by full payment or the broker's irrevocable commitment on behalf of the grantee to pay the Company any balance due on the purchase price for such shares following their issuance, whereupon such issuance and payment will be viewed as contemporaneous; and

      (c) allow grantees to start with one or more shares of Stock and exercise an Option in full (no matter how many shares are covered by the Option) by means of successions of partial exercise transactions in which the grantee uses shares obtained on each exercise to purchase a larger number of shares on the next exercise, and to represent the series of transactions by a single purchase of the net amount of shares that results from such series of transactions.

                                  ARTICLE XII
                       GOVERNMENTAL AND OTHER REGULATIONS

         12.1 EFFECT OF APPLICABLE LAWS. The Plan and any Award hereunder shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required. The issuance or delivery of any Award or of any Stock under an Award, may be postponed by the Company for such period as may be required to comply with any applicable requirements under securities laws, any applicable listing requirements of any national securities exchange or automated quotation system where the Stock is listed, and requirements under any other law or regulation applicable to the issuance or delivery of such Stock. The Company shall not be obligated to issue or deliver any Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange or automated quotation system where the Stock is listed. Other than as expressly provided in subsection 7.9 herein, neither the Plan nor any Award made hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Subsidiaries and an Employee or any other person.

                                  ARTICLE XIII
                      EFFECTIVE DATE AND TERM OF THE PLAN

         13.1 EFFECTIVE DATE AND TERM. The Plan shall become effective upon its adoption by the Board and its approval by the stockholder of the Company, and shall continue until such time as it may be terminated by action of the Board, the Committee or the stockholders of the Company.